Exhibit 99.1
News Release
For Immediate Release
GenCorp Announces Write-Down of
Atlas® V Inventory
SACRAMENTO, Calif. – December 28, 2005 – GenCorp Inc. (NYSE: GY) today announced that it will record a primarily non-cash, pretax charge in the fourth quarter 2005 of $165 million to $175 million mainly for the Atlas® V inventory currently carried on its balance sheet and an additional amount for estimated future contract losses. The charge will include up to approximately $10 million of possible cash expenditures over the next two years. As a consequence of the charge, shareholders’ equity will become negative.
As previously reported, recovery of the Atlas V inventory has been subject to several uncertainties. Until recently, the Company believed that a contract restructuring, projected to occur in late 2005, would permit recovery of inventoried development and production costs. This belief was based on prior statements by government officials regarding funding for the Evolved Expendable Launch Vehicle program, and ongoing discussions with the prime contractor over a long period of time, including requests for historical costs and past investment. Recently, the Company learned that government funding is not available to recover past costs, and as a result, the Company concluded renegotiation of the contract was in its best interest to prevent further investment in this historically unprofitable program. Accordingly, on December 22, 2005, the Company reached an agreement with Lockheed Martin Corporation, which spells out the renegotiated terms.
“We are very disappointed in our inability to recover past costs for this program, but it was imperative that the contract be renegotiated to curtail future program investments and cash outflows,” said Terry L. Hall, chairman, president and chief executive officer of GenCorp. “The renegotiation allows for an increase in motor pricing for 14 motors to be delivered in 2006 and 2007. Pricing for an additional 21 motors in 2008 and beyond will be subject to negotiation during the next year.”
The Company also announced it will be taking a charge of $28 million to $32 million in the same quarter for the previously disclosed payment of the Olin judgment.
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Management will be conducting an analyst teleconference to discuss these announcements on Thursday, December 29, 2005 at 8:00 a.m. PST (11 a.m. EST). The teleconference will be webcast live on the Company’s web site, http://www.GenCorp.com.
The webcast is anticipated to be about thirty minutes in length. Participants will be in a listen-only mode and must have Windows Media® Technologies loaded onto their computers. To hear the live or replayed conference call, look for the link on the GenCorp web site and follow the instructions provided there.
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com
NOTE: Windows Media is either a registered trademark or trademark of Microsoft Corporation in the United States and/or other countries.
Forward-Looking Statements
This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004, and Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2005.
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Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650